As filed with the Securities and Exchange Commission on July 1, 2003.

                                                              File No. 811-07603


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             Amendment to Form N-8A

               NOTIFICATION OF AMENDMENT TO REGISTRATION FILED
        PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company (f/k/a Standish, Ayer & Wood Master Portfolio) hereby notifies the Securities and Exchange Commission that it is amending its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of amendment to its registration, submits the following information:

Name: Mellon Institutional Funds Master Portfolio

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      One Boston Place
      Boston, MA 02108

Telephone Number (including area code): 1-800-221-4795

Name and address of agent for service of process:

      Beverly E. Banfield, Secretary
      Mellon Institutional Funds Master Portfolio
      One Boston Place
      Boston, MA 02108

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

      Yes [_]                            No [X]

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Amendment to Notification of Registration to be duly signed on its behalf in the Town of Hampton, State of New Hampshire on the 27th day of June, 2003.

                                         Standish, Ayer & Wood Master Portfolio

                                         /s/ Scott Simonds
                                         ------------------------------------
                                         Scott Simonds, Assistant Vice President


Attest:

/s/ Beverly E. Banfield
-----------------------------
Beverly E. Banfield, Secretary